Merger between Tieto and EVRY completed – TietoEVRY established

TietoEVRY Corporation STOCK EXCHANGE RELEASE 5 December 2019 8.30 am EET

NOT FOR PUBLICATION, DISTRIBUTION OR RELEASE, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, JAPAN OR ANY JURISDICTION WHERE TO DO SO MIGHT CONSTITUTE A VIOLATION OF THE LOCAL SECURITIES LAWS OR REGULATIONS OF SUCH JURISDICTION.

TietoEVRY Corporation ("TietoEVRY" or the "Company") announces that the merger of EVRY ASA ("EVRY") into Tieto (the "Merger") has been registered at the Finnish Trade Register on the effective date of the Merger on 5 December 2019. The name of the combined company is TietoEVRY Corporation (formerly Tieto Corporation).

“Today marks a significant milestone with TietoEVRY being legally established. We are extremely excited to join forces to create a leading Nordic digital services company with 24 000 professionals globally, including around 10 000 digital consultants. We see numerous opportunities in the market – for both our customers and the combined company. Consulting market is growing in high-single digits and significant part of technology spend is driven by data-rich services. With our combined strengths we are able to drive accelerated growth – and consequently bring more value to our customers, employees and shareholders,“ says Kimmo Alkio, President and CEO.

“We will, as of today, move forward in our journey together focusing on operational and cultural integration and synergy implementation. Building on our Nordic heritage of openness, trust, diversity and sustainability, we will create digital advantage for businesses and society,” Alkio continues.

EVRY is consolidated to TietoEVRY as from 5 December 2019. TietoEVRY will in early 2020 provide with further details on the reporting structure to be adopted.

Registration and admission to trading of new shares

A total of 44 316 519 new shares of the Company have been registered at the Finnish Trade Register on 5 December 2019, increasing the total number of shares in TietoEVRY to 118 425 771 shares. The shares have been admitted to trading on Nasdaq Helsinki Ltd and Nasdaq Stockholm AB and on the Oslo Børs as of 5 December 2019.

The new TietoEVRY shares issued as merger consideration are expected to be delivered to EVRY shareholders on or about 9 December and the cash consideration of NOK 5.28 per EVRY share is expected to be delivered to EVRY shareholders on or about 11 December 2019. Former EVRY shareholders may trade TietoEVRY shares (Oslo ticker TIETOO) as from today, 5 December 2019. For further settlement details, please see the key dates announced by EVRY on 29 November 2019.

Composition of the Board of Directors and other resolutions of the Extraordinary General Meeting of Tieto relating to the Merger

In accordance with the resolution of the Extraordinary General Meeting of Tieto held on 3 September 2019 ("E GM"), Timo Ahopelto, Tomas Franzén, Liselotte Hägertz Engstam, Harri-Pekka Kaukonen, Niko Pakalén and Endre Rangnes of the members of the Board of Directors of Tieto continue to serve on the Board of Directors of TietoEVRY and Rohan Haldea, Salim Nathoo and Leif Teksum of the members of the Board of Directors of EVRY begin to serve as new members of the Board of Directors of TietoEVRY. Tomas Franzén, a member of the Board of Directors of Tieto, begins to serve as Chairman of the Board of Directors of TietoEVRY. The term of the new Board commences on the registration date of the execution of the Merger and expires at the end of the next Annual General Meeting of TietoEVRY.

Moreover, as announced on 29 October 2019, Anders Palklint (deputy Robert Spinelli), Ilpo Waljus (deputy Jenni Tyynelä), Ola Hugo Jordhøy (deputy Sigve Sandvik Lærdal) and Tommy Sander Aldrin (deputy Sigmund Ørjavik), nominated by the employees of TietoEVRY, begin to serve as personnel representatives in the Board of Directors of TietoEVRY. The term of office for the personnel representatives is two years. The first term, however, shall end at the conclusion of the Annual General Meeting 2022.

The resolutions of the EGM regarding the amendment of Tieto's Articles of Association, remuneration of the members of the Board of Directors, and other matters set out in the merger plan will take effect on the registration date of the Merger. In line with the resolution of the EGM and in deviation from the Charter of Tieto's Shareholders' Nomination Board, the right to nominate members to TietoEVRY's Shareholders' Nomination Board shall rest with the Chairman of the Board of Directors and the four largest shareholders who are registered in the shareholders' register of TietoEVRY on the business date immediately following the registration date of the execution of the Merger of EVRY into Tieto. The composition of the new Nomination Board will be announced separately.

Group Leadership and structure for the combined TietoEVRY

Kimmo Alkio is the Chief Executive Officer of TietoEVRY. On 16 October 2019, Tieto announced the Group Leadership for TietoEVRY, which becomes effective upon completion of the Merger.

TietoEVRY’s operational structure will comprise country teams and service lines. The country teams will focus on driving customer experience and integrating all the capabilities of the company for customers. Service lines will focus on developing services and best practices to ensure TietoEVRY’s competitiveness in the market.

Prospectus

The Company has prepared an English language merger and listing prospectus in accordance with Regulation (EU) 2017/1129 (the “Prospectus Regulation”). The prospectus has been approved on 8 August 2019 and supplemented on 5 November 2019. The prospectus and supplement have been approved by the Finnish Financial Supervisory Authority and notified to the competent authorities of Norway and Sweden in accordance with the Prospectus Regulation.

The prospectus and supplement are available on the Company's website at www.tieto.com/tietoevry.

Further information for investors:

Tomi Hyryläinen, CFO, tel. +358 50 555 0363, tomi.hyrylainen(at)tieto.com

Tanja Lounevirta, Head of Investor Relations, tel. +358 2072 71725, tanja.lounevirta(at)tieto.com

Kjell Arne Hansen, Head of Investor Relations, tel. +47 95040372, kjell.hansen(at)evry.com

Further information for media:

Kia Haring, Head of Global Communications and Corporate Responsibility, +358 40 765 3700, kia.haring(at)tieto.com

Unni Strømstad, EVP Communications & Marketing, tel +47 9775 3453, unni.stromstad(at)evry.com

DISTRIBUTION

NASDAQ Helsinki

Oslo Børs

Principal Media

TietoEVRY creates digital advantage for businesses and society. We are a leading digital services and software company with local presence and global capabilities. Our Nordic values and heritage steer our success.

Headquartered in Finland, TietoEVRY employs around 24 000 experts globally. The company serves thousands of enterprise and public sector customers in more than 90 countries. TietoEVRY’s annual turnover is approximately EUR 3 billion and its shares are listed on the NASDAQ in Helsinki and Stockholm as well as on the Oslo Børs. www.tietoevry.com

IMPORTANT INFORMATION

This announcement is not an offer to sell or a solicitation of any offer to buy any securities issued by TietoEVRY Corporation ("TietoEVRY" or the "Company") in any jurisdiction where such offer or sale would be unlawful.

In any EEA Member State, other than Finland or Norway, where Regulation (EU) 2017/1129 (the "Prospectus Regulation") is applicable, this communication is only addressed to and is only directed at "qualified investors" in that Member State within the meaning of the Prospectus Regulation.

In the United Kingdom, this document and any other materials in relation to the securities described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this document relates is available only to, and will be engaged in only with, "qualified investors" within the meaning of Article 2(e) of the Prospectus Regulation who are (i) persons having professional experience in matters relating to investments who fall within the definition of "investment professionals" in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order; or (iii) other persons to whom it may otherwise be lawfully communicated (all such persons together being referred to as "relevant persons"). In the United Kingdom, persons who are not relevant persons should not take any action on the basis of this document and should not act or rely on it.

This document is not a prospectus for the purposes of the Prospectus Regulation. A prospectus prepared pursuant to the Prospectus Regulation can be obtained from www.tieto.com/tietoevry. Investors should not subscribe for any securities referred to in this document except on the basis of information contained in the prospectus.

No part of this release, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this release has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither TietoEVRY, nor any of its respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this release or its contents or otherwise arising in connection with the release. Each person must rely on their own examination and analysis of TietoEVRY, its respective subsidiaries, their respective securities and the Merger, including the merits and risks involved.

This release includes "forward-looking statements." These statements may not be based on historical facts, but are statements about future expectations. When used in this release, the words "aims," "anticipates," "assumes," "believes," "could," "estimates," "expects," "intends," "may," "plans," "should," "will," "would" and similar expressions as they relate to TietoEVRY, the Merger or the combination of the business operations of TietoEV RY identify certain of these forward-looking statements. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements are set forth in a number of places in this release, including wherever this release include information on the future results, plans and expectations with regard to the combined company’s business, including its strategic plans and plans on growth and profitability, and the general economic conditions. These forward-looking statements are based on present plans, estimates, projections and expectations and are not guarantees of future performance. They are based on certain expectations, which, even though they seem to be reasonable at present, may turn out to be incorrect. Such forward-looking statements are based on assumptions and are subject to various risks and uncertainties. Shareholders should not rely on these forward-looking statements. Numerous factors may cause the actual results of operations or financial condition of the combined company to differ materially from those expressed or implied in the forward-looking statements. Neither TietoEVRY, nor any of its affiliates, advisors or representatives or any other person undertakes any obligation to review or confirm or to release publicly any revisions to any forward-looking statements to reflect events that occur or circumstances that arise after the date of this release.

NOTICE TO EVRY SHAREHOLDERS IN THE UNITED STATES

Any securities referred to herein have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold within the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. There is no intention to register any securities referred to herein in the United States. Any securities referred to herein are being offered or sold in the United States pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

This document is made for the securities of a foreign company. The document is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws of the United States, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under any transaction referred to herein, such as in open market or privately negotiated purchases.